Exhibit 99.1  Press Release

FOR IMMEDIATE RELEASE

RadNet to Enter the Teleradiology and Remote Interpretation Business through the Acquisition of Imaging On Call

LOS ANGELES, California, December 22, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 198 fully-owned and operated outpatient imaging centers, today reported it has executed a definitive agreement to acquire Imaging On Call, LLC for $5.5 million plus contingent compensation of up to an additional $2.5 million if Imaging On Call achieves certain 2011 performance milestones.

Founded in 2002, Imaging On Call, headquartered in Poughkeepsie, New York, is a premier provider of high quality, cost effective emergent and non-emergent daytime and nighttime teleradiology interpretations delivered to radiology groups, hospitals and imaging centers.  Imaging On Call’s offerings include preliminary, final and subspecialty coverage over a range of imaging modalities including CT, MRI, Ultrasound, Nuclear Medicine and X-ray.  Imaging On Call currently contracts with hospital-based and non-hospital based radiology groups, hospitals, imaging centers and research foundations, to whom it provides remote interpretation of diagnostic imaging exams.  Imaging On Call is Joint Commission–accredited for final and preliminary reads and its currently contracted radiologists, the vast majority of whom are located in the United States, hold active licenses in 28 states and the District of Columbia.

Howard G. Berger, MD, President and Chief Executive Officer of RadNet explained, “Entering the billion dollar U.S. teleradiology business is a natural extension of many of RadNet’s current activities and core competencies.  For many years, our approximately 350 contracted radiologists have utilized remote reading capabilities to service our owned and operated facilities and hospital joint ventures.  Utilizing teleradiology techniques have made them more efficient, cost-effective and more capable of delivering subspecialty expertise to the patients of our referring physician communities.  It is natural that we would begin to offer these same capabilities to organizations outside of RadNet.  The acquisition of Imaging On Call provides us the infrastructure, operational platform and customer relationships to succeed in providing these services.  Because a majority of Imaging On Call’s customers overlap RadNet’s current operating regions in the northeastern United States, it is the ideal platform from which to grow.

Dr Berger added, “In particular, we believe Imaging On Call will be a key component of augmenting our strategies related to partnering with hospitals and Accountable Care Organizations in joint ventures, regardless of their geography.  We are especially excited about being able to offer prospective hospital joint venture partners a portfolio of solutions which include various management services for outpatient and inpatient imaging operations, software solutions and professional radiology services, including teleradiology and on-site staffing.”

Dr. Berger continued, “When including all the physicians who comprise RadNet’s contracted radiology groups, we believe we now have more potential teleradiology resources under one umbrella than any other company across the globe.  Furthermore, like our recently acquired eRAD software solutions business and related software development projects, our entry into providing teleradiology services helps us diversify our offerings into areas of diagnostic imaging which require less capital investment.”

Michael Lampron, Chief Executive Officer of Imaging On Call stated, “We are very excited about being part of the RadNet family.  Among the many accomplishments of Imaging on Call over the last eight years has been the building of an operating platform which is characterized by great technology, excellent customer service, a marquee customer list and dedicated and committed employees.  We believe that the resources that RadNet bears will further strengthen Imaging On Call’s stability and growth prospects.  This transaction should provide significant benefits to our existing customers, contracted radiologists and employees.”

The acquisition of Imaging On Call is expected to close on or around December 31, 2010, and is subject to a vote of Imaging On Call’s LLC membership interest holders approving the transaction.  Imaging On Call is expected to initially add approximately $10 million of revenue to RadNet on an annual basis.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 198 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per-diem employees and technologists, RadNet has over 4,300 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, develop new and useful software products and successfully market those products, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC

Alan Sheinwald, President

914-669-0222

asheinwald@allianceadvisors.net